Exhibit 10.13(a)

SECOND AMENDMENT TO

TRANSMISSION AGREEMENT

BETWEEN

MIDDLESEX WATER COMPANY

AND THE

TOWNSHIP OF EAST BRUNSWICK

DATED OCTOBER 1, 2014

SECOND AMENDMENT TO TRANSMISSION AGREEMENT

This Second Amendment to Transmission Agreement (hereinafter referred to as the “Agreement”) made this 28th day of November, 2016 between MIDDLESEX WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with offices located at 1500 Ronson Road, Iselin, New Jersey (hereinafter referred to as “Middlesex”), and the TOWNSHIP OF EAST BRUNSWICK, a municipal corporation of the State of New Jersey, with offices located at 1 Jean Walling Civic Center, East Brunswick, New Jersey 08816 (hereinafter referred to as “East Brunswick”) (hereinafter collectively referred to as “the Parties”).

W I T N E S S E T H :

WHEREAS, Middlesex is engaged in the business of collecting, treating and distributing water for domestic, commercial, industrial and municipal uses and owns and operates a public water treatment and supply system for these purposes; and

WHEREAS, East Brunswick owns and operates a public water supply system that is connected to Middlesex’s water treatment and supply system through an interconnection located at the Carl J. Olsen Treatment Plant in the Township of Edison, New Jersey (hereinafter “CJO Treatment Plant”); and

WHEREAS, Middlesex owns and operates the South River Basin Transmission Main (hereinafter referred to as “South River Basin Transmission Main” or “SRBTM”) for the purpose of supplying water to customers located in the South River Basin; and

WHEREAS, East Brunswick is desirous of utilizing temporary surplus capacity in its system to transport water through its 36-inch and 24-inch transmission mains, that together extend from Middlesex’s CJO Treatment Plant through East Brunswick’s Tices Lane Pumping

Station and then to Middlesex’s South River Basin Transmission Main, for the purpose of supplying water to customers located in the South River Basin;

WHEREAS, the Parties entered into a Transmission Agreement Between Middlesex Water Company and the Township of East Brunswick, dated October, 16, 1992 (“Transmission Agreement”), which was subsequently amended by the Agreement to Modify A Transmission Agreement Dated October 16, 1992 Between Middlesex Water Company and the Township of East Brunswick, dated June 22, 1998 (“First Amendment”); and

WHEREAS, The Parties desire to further amend certain provisions the Transmission Agreement through this Second Amendment To The Transmission Agreement Between Middlesex Water Company and the Township of East Brunswick (“Second Amendment”);

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereto agree as follows:

1.       Section 2 entitled “Term” of the Transmission Agreement is hereby amended to read as follows: “This Agreement as amended by the Second Amendment shall be effective upon execution by the Parties for a period of fifteen (15) years subject to a second term upon approval of both the Township of East Brunswick Governing Body and Middlesex Water Company that shall terminate effective the same date as the termination of the Treatment and Pumping Agreement Between Middlesex Water Company and the Township of East Brunswick, dated October 1, 2014. This Agreement as amended by the Second Amendment shall not terminate unless or until written notice of intention to terminate the Agreement is given by either party at least thirty-six (36) months prior to the effective date of the termination. At the end of each term, this Agreement shall automatically renew for an additional three (3)-year period unless either party provides at least 36-months advance written notice of its intention to not renew the Agreement.”

2.       Section 7 entitled “Rate” of the Transmission Agreement is hereby amended to read as follows: “Middlesex shall pay a transmission fee for the quantity of water transported pursuant to this Agreement at a rate of $100.00 per million gallons plus an amount equal to 0.5 times the sum of annual increases to the United States Department of Labor Bureau of Labor Statistics Consumer Price Index, Urban Earners and Clerical Workers (CPI-W), New York-Northern New Jersey-Long Island, NY-NJ-PA (1982-84 = 100), All Items (“CPI”) for the period between the effective date of Middlesex’s most recent rate increase approved by the New Jersey Board of Public Utilities (“NJBPU”) and the effective date of the next Middlesex rate increase approved by the NJBPU; provided that under no circumstances shall there be an adjustment based on a CPI increase of over 6 percent nor shall there be an adjustment applied should the cumulative change in the CPI result in a decrease. Attached to and incorporated into this Agreement as amended as “Attachment A” is a sample calculation to illustrate the adjustment agreed to by the Parties.”

3.       Section 17 entitled “Regulatory Approvals” of the Transmission Agreement is hereby amended to read as follows: “This Agreement shall be filed with and subject to approval by the New Jersey Board of Public Utilities as may be required by law.”

4.       Section 18 entitled “Existing Rights and Obligations” of the Transmission Agreement is hereby amended to read as follows: “Except as provided by this Agreement as amended, the rights and obligations of the Parties under the Treatment and Pumping Agreement shall remain unchanged.”

5.       Section 19 entitled “Governing Law” of the Transmission Agreement is hereby amended to read as follows: “This Agreement as amended shall be governed by and interpreted in accordance with the laws of the State of New Jersey.”

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:		MIDDLESEX WATER COMPANY

/s/Jay L. Kooper		/s/Dennis W. Doll
Jay L. Kooper	12/5/16	Dennis W. Doll
Vice President, General Counsel & Secretary		President and Chief Executive Officer

ATTEST:		TOWNSHIP OF EAST BRUNSWICK

/s/Nennette Perry		/s/Kevin T. McEvoy
Nennette Perry, Municipal Clerk		Mayor Kevin T. McEvoy
11/29/16

Middlesex Water Company

East Brunswick Transmission Rate

O&M Cost Inflator - Example

		Rate Increase
January 2018 EB Transmission Rate Increase
September/16 CPI Index (Actual)	259.059
September/17 CPI Index (Forecast)	265.000
Change	5.941	2.293%
		0.50
		1.147%

January 2019 EB Transmission Rate Increase
September/17 CPI Index (Forecast)	265.000
September/18 CPI Index (Forecast)	281.000
Change	16.000	6.038%
		0.50
		3.019%

January 2020 EB Transmission Rate Increase
September/18 CPI Index (Forecast)	281.000
September/19 CPI Index (Forecast)	295.000
Change	14.000	4.982%
		0.50
		2.491%

Cumulative Increase		6.657%

Increase = Lower of 6% or Cumualtive Change in CPI

Under this example, the increase is effective January 2020, the effective date of the NJBPU approved rate increase.

CPI Source:

U.S. Department of Labor

Bureau of Labor Statistices

Consumer Price Index -Urban Wage Earners & Clerical Workers

New York-Northern New Jersey-Long Island, NY-NJ-CT-PA

http://www.bls.gov/regions/new-york-new-jersey/data/xg-tables/ro2xgcpiny.htm